Exhibit 10.65

PERFORMANCE SHARE AWARD AGREEMENT

Performance Share Award #<<Performance Shares>>«NUM»

«First_Name» «Middle_Name» «Last_Name», Grantee:

GILEAD SCIENCES, INC. (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended (the “Plan”), and this Performance Share Award Agreement (the “Agreement”), has this day granted to you, the grantee named above (“Grantee”), an award of performance shares (“Performance Share Award”), subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Any terms not defined herein shall have the meaning set forth in the Plan.

The Performance Share Award represents the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement and the Plan. You have no rights under the Performance Share Award other than the rights of a general unsecured creditor of the Company.

The details of your Performance Share Award are as follows:

1. The allotted number of shares of Common Stock subject to this Performance Share Award is «Performance Shares_Granted» (the “Allotted Performance Shares”). Allotted Performance Shares are used solely to calculate the actual number of Performance Shares that may be issued to you under this Agreement (“Actual Performance Shares”). Actual Performance Shares will be calculated at the end of each performance period to the extent the performance goals set forth in Appendix A to this Agreement are determined to have been met. Actual Performance Shares may be adjusted pursuant to Section 10 of the Plan (Adjustments Upon Changes In Capitalization) as a result of stock splits, recapitalizations or similar changes to the Company’s capital structure. You will not be entitled to receive more than a maximum of 200% of the Allotted Performance Shares noted above.

Actual Performance Shares are calculated by multiplying the Allotted Performance Shares by a performance percentage ranging from 0% to 200%. Such performance percentage is calculated in accordance with the methodology set forth in Appendix A and measures the performance of the Company over the particular performance period described in Appendix A. Performance of the Company is measured relative to external peers using the AMEX Biotech-Pharmaceutical Index (AMEX:^BPI).

The Company will issue the Performance Shares to you as soon as practicable after the Performance Shares vest in accordance with paragraph 2 below.

2. Subject to paragraphs 9 and 10 below, Performance Shares will vest when a Committee (or subcommittee) of the Company’s Board of Directors, which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation, has determined that the performance goals set forth in Appendix A have been satisfied for a particular performance period. Performance Shares shall vest, if at all, as follows:

(i) On the date on which the satisfaction of the performance goals for the 2007 fiscal year (FY) performance period has been certified, which shall be no later than Monday, March 17, 2008 (the “First Vesting Date”), twenty-five percent (25%) of the Performance Shares will vest.

(ii) On the date on which the satisfaction of the performance goals for the 2008 FY performance period has been certified, which shall be no later than Monday, March 16, 2009 (the “Second Vesting Date”), another twenty-five percent (25%) of the Performance Shares will vest.

(iii) On the date on which the satisfaction of the performance goals for the 2009 FY performance period has been certified, which shall be no later than Monday, March 15, 2010 (the “Third Vesting Date”), the remaining fifty percent (50%) of the Performance Shares will vest.

3. Consideration of not less than the par value of the Common Stock, or $0.001 per share, has been paid by you to the Company for the Performance Share Award in the form of services rendered.

4. In the event a fractional portion of a Performance Share vests, such fractional Performance Share will be rounded down to the nearest whole number.

5. By accepting the Performance Share Award, you agree not to sell any of the shares of Common Stock received under this Award at a time when Applicable Laws or Company policies prohibit a sale.

6. Until the shares of Common Stock subject to this Performance Share Award are issued to you, as evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, you shall have no right to vote or receive any rights and privileges of a stockholder of the Company with respect to such shares, notwithstanding the vesting of the Performance Shares.

7. Provided you are a U.S. tax resident and subject to the satisfaction of any tax withholding obligations described in paragraph 11 below, you may elect to defer the receipt of any shares of Common Stock issuable pursuant to this Performance Share Award by submitting to the Company a deferral election in the form provided to you by the Company. In the event you intend to defer the receipt of any shares of Common Stock, you must submit to the Company a completed deferral election form (i) by June 30, 2007 with respect to Performance Shares which may vest on the First Vesting Date, (ii) by June 30, 2008 with respect to Performance Shares which may vest on the Second Vesting Date, and (iii) by June 30, 2009 with respect to Performance Shares which may vest on the Third Vesting Date. By submitting such deferral election, you represent that you understand the effect of any such deferral under relevant federal, state and local tax and social security laws, including, but not limited to, the fact that social security contributions may be due upon the vesting of the Performance Share Award notwithstanding your deferral election.

8. This Performance Share Award and any interest therein may not be transferred, except by will or by the laws of descent and distribution. Any attempt to transfer any portion of this Performance Share Award shall be null and void and without effect.

9. Except as otherwise specified in paragraph 10 below, in the event of termination of your Continuous Active Service, any unvested Performance Shares shall be forfeited and any rights with respect to such Performance Shares will terminate as of the date of termination of your Continuous Active Service.

10. Notwithstanding the provisions of paragraph 9 above, in the event of termination of Continuous Active Service due to your death or your permanent and total disability (as determined by the Company in its sole discretion), then the following shall apply:

(i) If such termination of your Continuous Active Service occurs prior to the First Vesting Date, you or your legal representatives or heirs, as the case may be, are eligible to receive a pro-rata portion of the Performance Shares that may vest on this date. The Administrator will determine the pro-rata portion of the Performance Shares under the following formula: (A) [Number of Performance Shares that would have vested on the First Vesting Date (if any)] multiplied by (B) [Number of calendar months worked by you during FY 2007] Divided by 12. You shall be deemed to have worked a calendar month if you have worked any portion of that month. The remaining Performance Shares that may have vested in 2009 and 2010 shall be forfeited and any rights with respect to such Performance Shares will terminate.

(ii) If such termination of your Continuous Active Service occurs between the First Vesting Date and the Second Vesting Date, any Performance Shares subject to the FY 2007 performance period will have already vested. In addition, you or your legal representatives or heirs, as the case may be, are eligible to receive a pro-rata portion of the Performance Shares that may vest on the Second Vesting Date. The Committee will determine the pro-rata portion of the Performance Shares under the following formula: (A) [Number of Performance Shares that would have vested on the Second Vesting Date (if any) multiplied by (B) [Number of calendar months worked by you during FY 2007 and FY 2008] Divided by 24. You shall be deemed to have worked a calendar month if you have worked any portion of that month. The remaining Performance Shares that may have vested in 2010 shall be forfeited and any rights with respect to such Performance Shares will terminate.

(iii) If such termination of your Continuous Active Service occurs between the Second Vesting Date and the Third Vesting Date, any Performance Shares subject to the FY 2007 and FY 2008 performance periods will have already vested. In addition, you or your legal representatives or heirs, as the case may be, are eligible to receive a pro-rata portion of the Performance Shares that may vest on the Third Vesting Date. The Committee will determine the pro-rata portion of the Performance Shares under the following formula: (A) [Number of Performance Shares that would have vested on the Third Vesting Date (if any)] multiplied by (B) [Number of calendar months worked by you during FY 2007, FY 2008 and FY 2009] Divided by 36. You shall be deemed to have worked a calendar month if you have worked any portion of that month.

If you are entitled to receive a pro-rata portion of the Performance Shares pursuant to this paragraph, the shares of Common Stock subject to such Performance Shares will be issued on the original vesting date in accordance with paragraph 6 above, and not on the date of termination of your Continuous Active Service.

11. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally payable by you is and remains your responsibility and that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Performance Share Award, including, but not limited to, the grant or vesting of Performance Shares and the subsequent sale of shares of Common Stock acquired following vesting of the Performance Shares; and (ii) do not commit to structure the terms of this Performance Share Award or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items.

At any time not less than thirty (30) days before the relevant taxable event, you may notify the Company of your election to pay Tax-Related Items. In such case, you may satisfy your Tax-Related Items by paying to the Company on such date as the Company shall specify an amount that the Company determines is sufficient to satisfy the expected Tax-Related Items by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, or (iii) such other means as the Company may establish or permit.

If you do not elect to pay your Tax-Related Items by wire transfer, cashier’s check or other means permitted by the Company, you agree that the Company may satisfy its obligation for Tax-Related Items by selling or arranging for the sale of shares acquired under this Performance Share Award. In the event that the Shares cannot be sold due to applicable legal, regulatory, listing or other restrictions, or otherwise, the Company or the Employer may satisfy such obligation by any of one or a combination of the following methods: (i) by withholding a number of shares of Common Stock from the shares of Common Stock otherwise issuable to you under this Performance Share Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum withholding amount (or such other amount as is required to avoid adverse accounting implications); or (ii) by withholding from proceeds of the sale of shares acquired under this Performance Share Award. If the Company satisfies the Tax-Related Item withholding obligation by withholding a number of shares of Common Stock as described herein, you will be deemed to have been issued the full number of shares of Common Stock under this Performance Share Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of such Tax-Related Items.

Finally, in the unlikely event that the Company or the Employer is not able to satisfy its obligation for Tax-Related Items by any of the means described above, regardless of whether you elect to do so, you will have to pay to the Company or the Employer any amount of Tax-Related Items that has not been satisfied. The Company may refuse to deliver the shares of Common Stock subject to this Performance Share Award if you fail to pay the Company or the Employer for the Tax-Related Items as described herein.

12. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, Employer or Related Entity, or of the Company, Employer or Related Entity to continue your service with the Company, Employer or Related Entity. In the event that this Performance Share Award is granted to you in connection with the performance of services as a Consultant or a Director, references to employment, Employee and similar terms shall be deemed to include the performance of services as a Consultant or a Director, as the case may be, provided, however, that no rights as an Employee shall arise by reason of the use of such terms.

13. Notwithstanding any provision in this Agreement, the Administrator reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally alter or modify this Agreement and any Performance Shares awarded thereunder to ensure all Performance Shares awarded to Grantees who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Code; provided, however that no such alteration or modification shall alter or modify the performance goals meant to satisfy the requirements of Performance-Based Compensation for Covered Employees and that the Company makes no representations that the Plan or this Performance Share Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Plan or any Performance Share Award granted thereunder.

14. Notwithstanding Section 11 of the Plan, in the event of a Change in Control, unless the acquiring company assumes the Performance Share Award, the vesting of the Performance Share Award will be accelerated, and you will be entitled to receive the greater of (i) the Allotted Performance Shares (as set forth in paragraph 1 above), or (ii) the Actual Performance Shares calculated based on a performance percentage calculated in accordance with the methodology set forth in Appendix A.

15. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

16. This Agreement is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this Agreement, including without limitation the provisions of Sections 5, 6, 7, 8 and 9 of the Plan relating to Performance Share Awards, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

17. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Notwithstanding any provision in this Agreement to the contrary, the Performance Share Award shall be subject to any special terms and conditions as set forth in the Addendum to this Agreement for your country of residence, if any. The Addendum, if any, constitutes part of this Agreement.

19. This Agreement, Appendix A, any Addendum and the Plan set forth all of the rights and liabilities with respect to this Performance Share Award.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Performance Share Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

21. This Agreement, Appendix A, any Addendum and the Plan is the entire understanding between you and the Company, Employer and Related Entities regarding the acquisition of shares of Common Stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of any Awards previously granted to you under the Plan, the Company’s 1987 Stock

Purchase Plan, the Company’s Incentive Stock Option Plan, the Company’s 1987 Supplemental Stock Option Plan, the Company’s 1991 Stock Option Plan, the Company’s 1995 Non-Employee Directors’ Stock Option Plan, the rights to purchase stock granted to you under the Company’s 1991 Employee Stock Purchase Plan or any Awards originally granted to the you under the Vestar, Inc. 1988 Stock Option Plan, the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan, the Corus Pharma, Inc. 2001 Stock Plan or the Myogen, Inc. 2003 Equity Incentive Plan.

Dated «Performance Share Award_Date»

Very truly yours, GILEAD SCIENCES, INC.

By
John C. Martin President and CEO

ATTACHMENTS:

2004 Equity Incentive Plan

Appendix A

Country Addendum (if any)

APPENDIX A

PERFORMANCE SHARE AWARD AGREEMENT

FOR 2007 GRANT

Performance Share Measures

Subject to the provisions of the Performance Share Award Agreement (the “Agreement”), the Actual Performance Shares which may vest after the end of each FY performance period, if any, will be based on the Company’s performance during the FY performance period against two measures, each weighted equally:

1. The Company’s total shareholder return (TSR) vs. the AMEX Biotech-Pharmaceutical Index (AMEX:^BPI)

•	TSR is a measure of stock price performance and is defined by the following formula:

TSR = (Ending Stock Price – Beginning Stock Price + Dividends)

Beginning Stock Price

•	“Beginning Stock Price” is determined by averaging the daily closing stock price on each trading day in 2006. The Beginning Stock Price for the Company is $61.91.

•

“Ending Stock Price” for a particular fiscal period is determined by averaging the daily closing stock price on each trading day in the particular FY performance period and on each trading day in a FY after 2006 up to and including the FY to which the FY performance period relates. For example, for the 2007 performance period, the Ending Stock Price will be determined by averaging the daily closing stock price on each trading day in 2007, and for the 2009 performance period, the Ending Stock Price will be determined by averaging the daily closing stock price on each trading day in 2007, 2008 and 2009.

•	For companies in the AMEX Biotech-Pharmaceutical Index which are not on a calendar fiscal year, TSR will be measured with respect to the four fiscal quarters which coincide with the Company’s FY.

•

In the event of a Change in Control pursuant to paragraph 14 of the Agreement, to calculate the Actual Performance Shares in case the Performance Share Award is not assumed, “Ending Stock Price” will be determined by averaging the daily closing stock price on each trading day after 2006 up to and including the last full fiscal quarter immediately preceding the Change in Control.

1

•	The Beginning Stock Price and Ending Stock Price will be adjusted for stock splits, recapitalizations and similar events.

2.	The Company’s revenue growth vs. the AMEX Biotech-Pharmaceutical Index

•	Revenue Growth = (Ending Revenue –Beginning Revenue)

                          Beginning Revenue

•	“Beginning Revenue” is determined by calculating the annual revenue for 2006. The Beginning Revenue for the Company is $3.03 Billion

•	“Ending Revenue” is determined by calculating the annual revenue for the particular FY performance period.

•

Revenue growth for the Company and the companies in the AMEX Biotech-Pharmaceutical Index will be measured on the full year ended December 31 (regardless of whether the company is on a calendar fiscal year).

•

In the event of a Change in Control pursuant to paragraph 14 of the Agreement, to calculate the Actual Performance Shares in case the Performance Share Award is not assumed, “Ending Revenue” will be the product of (A) the quarterly revenue for the last full fiscal quarter immediately preceding the Change in Control multiplied by (B) four (4).

3.	The Company will measure its performance relative to the companies which are part of the AMEX Biotech-Pharmaceutical Index as of the last day of the particular performance period

2

Performance Percentage Determination

Subject to the provisions of the Agreement, the Actual Performance Shares that may vest and be issued to you, if any, will be determined after the end of the particular performance period based on the Company’s percentile ranking for both TSR and revenue growth relative to the AMEX Biotech-Pharmaceutical Index. If any of the companies in the AMEX Biotech-Pharmaceutical Index has not released its earnings for a particular FY performance period by March 14th of the year immediately following the particular FY performance period, the Company will use the most recently published financial data of such company to measure the company’s performance during the last full four fiscal quarters for which such financial data is available.

Company TSR vs. AMEX Biotech-Pharmaceutical Index

> 80th %ile	100.0%		110.0%		150.0%		175.0%		200.0%
60th to 79th %ile	75.0%		85.0%		125.0%		150.0%		175.0%
40th to 59th %ile	50.0%		60.0%		100.0%		125.0%		150.0%
20th to 39th %ile	10.0%		20.0%		60.0%		85.0%		110.0%
< 20th %ile	0.0%		10.0%		50.0%		75.0%		100.0%
	< 20th	%ile	20th to 39th	%ile	40th to 59th	%ile	60th to 79th	%ile	> 80th	%ile

Gilead Revenue Growth vs. AMEX Biotech-Pharmaceutical Index

•

Percentages represent the percent of Allotted Performance Shares eligible for vesting at the end of the particular FY performance period based on the Company’s percentile ranking for both revenue growth and TSR relative to the AMEX Biotech-Pharmaceutical Index, subject to the provisions of the Agreement.

•

For example, if at the end of the particular FY performance period the Company’s revenue growth is at the 85th percentile relative to the AMEX Biotech-Pharmaceutical Index and TSR is at the 50th percentile relative to the AMEX Biotech-Pharmaceutical Index, you would be eligible to vest in 150% of the Allotted Performance Shares, subject to the provisions of the Agreement.

3

•

Performance at or above 80th percentile of the AMEX Biotech-Pharmaceutical Index for both TSR and revenue growth for the particular FY performance period results in Allotted Performance Shares eligible for vesting that are equal to the maximum award opportunity of 200% of the Allotted Performance Shares.

•

Performance below the 20th percentile of the AMEX Biotech-Pharmaceutical Index for both TSR and revenue growth for the particular FY performance period results in a 0% vesting of the Allotted Performance Shares eligible for vesting.

4